Exhibit 2.1

FIRST AMENDMENT TO

STOCK PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of this 12th day of March, 2009 by and among NewStar Financial, Inc., a Delaware corporation having its principal corporate offices in Boston, Massachusetts (the “Purchaser”), Southern Commerce Bank, National Association, a national bank with its main office in Tampa, Florida (the “Bank”), and Dickinson Financial Corporation, a Missouri corporation having its principal corporate offices in Kansas City, Missouri (the “Seller”). The Purchaser, Bank and Seller may be referred to herein as “Party” or “Parties,” as applicable.

WHEREAS, The Parties entered into that certain Stock Purchase and Sale Agreement (the “Agreement”) as of January 5, 2009; and

WHEREAS, the Parties desire to amend certain terms and provisions contained in the Agreement.

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto hereby agree as follows:

1.	Section 1.1 (Specific Terms) of the Agreement is hereby amended by (a) deleting the following definitions in their entirety: “Loan Reserve Adjustment” and “Intangible Assets” and (b) deleting in its entirety the definition of “Reference Balance Sheet” and replacing it with the following:

“‘Reference Balance Sheet’ means the unaudited balance sheet of the Bank dated as of the Reference Balance Sheet Date, which shall include an allowance for loan and lease losses, a loan loss reserve or provision for loan losses greater than or equal to one and five-tenths percent (1.5%) of gross loans.”.

2.	Section 1.2 (Additional Definitions) of the Agreement is hereby amended by (a) deleting the following additional definitions in their entirety: “Closing Tangible Book Value”, “Interim Balance Sheet”, “Seller Repurchase Price”, “Neutral Auditors”, “Proposed Closing Balance Sheet”, and “Reference Tangible Book Value”.

3.

Section 2.2 (Purchaser Price) of the Agreement is hereby amended in its entirety to read as follows: “At the Closing, the Purchaser will pay the Seller an amount equal to the sum of (i) $17,000,000, minus (ii) if applicable pursuant to Section

8.6(e), the Tax Election Adjustment Amount (such sum, the “Purchase Price”) to be paid in accordance with Section 2.4(b) below.”

4.	Section 2.5 (Post-Closing Adjustments) of the Agreement is hereby deleted in its entirety.

5.	Section 3.16(c) of the Agreement is hereby amended by deleting the reference to “Schedule 3.16(c)” and replacing it with “Schedule 3.16(b)”.

6.	Section 5.1(b) of the Purchase Agreement is hereby amended by adding Subsection (xxix) thereto such that such subsection reads as follows:

“(xxix) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of actions addressed in this Section 5.1(b).”

7.	Section 5.1(c) of the Purchase Agreement is deleted in its entirety.

8.	Section 6.1(g) is hereby amended by deleting the phrase “(the “Seller Repurchase Price”) in its entirety.

9.	Section 7.1(b)(ii) is hereby amended by deleting the date “March 31, 2009” and replacing it with “May 1, 2009.”

10.	Section 8.6(b)(i) is hereby amended by deleting the last sentence of such subsection in its entirety and replacing it with the following:

“The Seller shall pay when due all Taxes relating to or arising from its ownership of the Bank up to and including the Closing Date.”

11.	The Agreement is hereby ratified and all the terms and conditions of the Agreement remain in full force and effect as therein written, except as amended hereby.

12.	All defined terms that are not otherwise defined herein shall have the meanings given such terms in the Agreement. The captions of this Amendment are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Amendment, or the intent of any provision hereof.

13.	The provisions of this Amendment are severable, and the invalidity of any provision shall not affect the validity of any other provision.

14.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, other than conflicts of law provisions thereof.

15.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

NEWSTAR FINANCIAL, INC.

By:	/s/ JOHN KIRBY BRAY
Name:	John Kirby Bray
Title:	Chief Financial Officer

DICKINSON FINANCIAL CORPORATION

By:	/s/ RICK L. SMALLEY
Name:	Rick L. Smalley
Title:	President & Chief Executive Officer

SOUTHERN COMMERCE BANK, NATIONAL ASSOCIATION

By:	/s/ RICK L. SMALLEY
Name:	Rick L. Smalley
Title:	Chairman

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